Exhibit 99.(d)(2)(D)(ii)

AMENDMENT TO

AMERICAN BEACON FUNDS

INVESTMENT ADVISORY AGREEMENT

This Amendment to the American Beacon Funds Investment Advisory Agreement (“Amendment”) is effective as of January 1, 2018, by and among American Beacon Funds, a Massachusetts Business Trust (the “Trust”), American Beacon Advisors, Inc., a Delaware Corporation (the “Manager”), and Foundry Partners, LLC (the “Adviser”);

WHEREAS, the Manager and Adviser entered into an Investment Advisory Agreement dated as of June 20, 2016 (as amended, supplemented, restated or otherwise modified, the “Agreement”), and

WHEREAS, the parties desire to amend certain provisions of the Agreement, as more particularly set for the below.

NOW, THEREFORE, in consideration of mutual covenants herein contained, the parties hereto agree as follows:

1.	Amendment to the Agreement

Schedule A to the Agreement is deleted in its entirety and replaced with Schedule A attached hereto.

2.	Miscellaneous

(a)       Except as expressly amended by this Amendment, all provisions of the Agreement shall remain in full force and effect. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement.

(b)       This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

-Remainder of page intentionally left blank-

1

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

Foundry Partners, LLC		American Beacon Advisors, Inc.
By:	/s/ Timothy P. Ford	By:	/s/ Jeffrey K. Ringdahl
Name:	Timothy P. Ford		Jeffrey K. Ringdahl
Title:	President		Chief Operating Officer

American Beacon Funds
By:	/s/ Gene L. Needles, Jr.
Name:	Gene L. Needles, Jr.
Title:	President
2

Schedule A

to the

Investment Advisory Agreement

among

American Beacon Funds

American Beacon Advisors, Inc.

and

Foundry Partners, LLC

Effective January 1, 2018, American Beacon Funds (the “Trust”) shall pay to Foundry Partners, LLC (the “Adviser”) pursuant to Section 4 of the Investment Advisory Agreement among the Trust, American Beacon Advisors, Inc. and the Adviser for rendering investment management services with respect to the American Beacon Small Cap Value Portfolio assets under the Adviser’s management.

0.55% per annum on the first $550 million

0.40% per annum thereafter

If the management of the Portfolios commences or terminates at any time other than the beginning or end of a calendarmonth, the fee shall be prorated based on the portion of such calendar month during which the Agreement was in force.

Foundry Partners, LLC		American Beacon Advisors, Inc.
By:	/s/ Timothy P. Ford	By:	/s/ Jeffrey K. Ringdahl
Name:	Timothy P. Ford		Jeffrey K. Ringdahl
Title:	President		Chief Operating Officer

American Beacon Funds

By:	/s/ Gene L. Needles, Jr.
Name:	Gene L. Needles, Jr.
Title:	President
3